Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVISORY: DRESSER, INC. TO PRESENT AT FIRST RESERVE

CORPORATION ANNUAL MEETING OF INVESTORS 2003

Certain cost savings results and projections to be disclosed; presentation to be posted on Dresser’s website

DALLAS, TX (April 24, 2003)—Dresser, Inc. today announced that CEO Patrick Murray and President Steve Lamb will present at the First Reserve Corporation Annual Meeting of Investors 2003, in New York, on Friday, April 25. During the presentation certain results and projections of cost savings due to global sourcing, lean manufacturing, and other initiatives will be disclosed.

Dresser’s 2003 lean manufacturing objectives include $5 million in cost savings and an improvement in cycle times of 15%, as well as training of “lean champions” at all Dresser facilities. The Company will also reveal that in 2002 the Dresser Wayne business unit realized approximately $2 million in cost savings through lean manufacturing initiatives.

Another major initiative for Dresser in 2003 is global sourcing of materials and services. The Company will disclose that an estimated 6% to 9% in cost savings is anticipated once global sourcing is fully implemented. The estimated range of cost savings given by the Company is approximately $31 million to $47 million on a run rate of $520 million in spending. Approximately $13 million in savings is expected in 2003. The Company also estimated that it will increase its spending in low cost countries from an estimated $30 million in 2002 to $48 million in 2004.

The Company will also discuss some consolidations of operating facilities. In Houston, five facilities will be consolidated into one during 2003 and early 2004. It is estimated that this will yield approximately $12.3 million in annualized cost savings.

Consolidation of two facilities in Connecticut and other steps will reduce annual expenses in the Company’s instruments business by approximately $5.8 million. In its natural gas engine business, a combination of initiatives will yield an estimated cost savings of $3.4 million in 2003 or $7.4 million on an annualized basis.

Dresser will also disclose that from 2001 to 2002 there was a geographical shift in its revenue consistent with the Company’s previously disclosed estimates of shifts in customer spending. The percentage of revenue grew in Europe and Africa, Asia-Pacific, South America and the Middle East by 2%, 2%, 1% and 1% respectively. In Canada and the U.S. percentage of revenue decreased by 1% and 5%, respectively.

The entire presentation will be posted on Dresser’s website after 10:00am EDT on Friday, April 25, 2003.

Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and power systems segments of the energy industry. Dresser has a widely distributed global presence, with over 7,500 employees and a sales presence in over 100 countries worldwide. The Company’s website can be accessed at www.dresser.com.

Safe Harbor Statement:

In addition to the historical data contained herein, this document includes forward-looking statements regarding the projections of future cost savings and cost reduction programs of the Company, as well as expectations regarding the outcome of an audit of 2002 financial results and a re-audit of 2001 financial results, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; changes in the price and demand for oil and natural gas in both domestic and international markets; conditions in the general manufacturing economy; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; the outcome of future negotiations with vendors; the actual results of cost reduction initiatives; and variations in global economic activity. In particular, current and projected oil and natural gas prices as well as demand for energy directly affect some customers’ spending levels and their related purchases of many of the Company’s products and services.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

###

COMPANY CONTACT:

Stewart Yee

Director of Corporate Communications

(972) 361-9933

stewart.yee@dresser.com